NONE OF THE SECURITIES TO WHICH THIS AGREEMENT (THE "AGREEMENT") RELATES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

STOCK COMPENSATION AND SUBSCRIPTION AGREEMENT

This STOCK COMPENSATION AND SUBSCRIPTION AGREEMENT (the "Agreement") is made as of December 20, 2004, by and between Sensor System Solutions, Inc. (the "Company"), whose business address is 45 Parker Avenue, Suite A, Irvine, California 92618, and Matthew Markin ("Markin"), whose business address is 433 N. Camden Drive, Suite 400, Beverly Hills, CA 90210.

RECITALS

WHEREAS: Markin, as a director and/or officer of the Company, has provided and continues to provide consulting, management and advisory services for the Company, and, in consideration for such services (the "Services" as further defined herein), the Company has agreed to issue 1,500,000 shares of its common stock (the "Shares") to Markin.

NOW, THEREFORE, the parties hereto agree as follows:

1. Services

1.1 The Services provided by Markin to the Company have included, and will continue to include as a member of the Company's Board of Directors, the following:

(a) providing leadership, direction and control for all aspects of the Company's development and operations in order to maximize profitability compatible with the best long and short-term interests of shareholders, customers, employees and the public;

(b) assisting in developing and maintaining a sound plan of organization to provide the Company with a qualified management team;

(c) in conjunction with the Company's other Board members, directing the Company's long range strategic planning and determining the allocation of corporate resources in a manner which will provide optimum long term return on investment for the shareholders;

(d) assisting in establishing corporate annual operating and profit plans and presenting and submitting such plans to the Board for approval;

(e) monitoring the Company's performance in relation with the annual business plans and budgets; and

(f) assisting the Company in meeting its disclosure and other regulatory requirements.

2. Issuance of the Shares

2.1 In consideration for the Services provided to the Company, the Company hereby Markins to Markin the 1,500,000 Shares.

2.2 The Company agrees to issue to Markin a certificate representing the Shares as soon as practicable following registration of the Shares under the 1933 Act.

3. Acknowledgements of Markin

3.1 Markin acknowledges and agrees that:

(a) it is the intention of the parties that the Shares issued in consideration for the Services be registered on a Form S-8 Registration Statement under the 1933 Act;

(b) unless and until the Shares have been registered under the 1933 Act, or under any state securities or "blue sky" laws of any state of the United States, the Shares may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(c) the decision to execute this Agreement and acquire the Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of information (the receipt of which is hereby acknowledged) which has been filed by the Company with the United States Shares and Exchange Commission and in compliance, or intended compliance, with applicable securities legislation (collectively, the "Public Record");

(d) if the Company has presented a business plan to Markin, Markin acknowledges that the business plan may not be achieved or be achievable;

(e) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(f) there is no government or other insurance covering the Shares;

(g) Markin and his advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

(h) the books and records of the Company were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by Markin during reasonable business hours at its principal place of business, and all documents, records and books in connection with the distribution of the Shares hereunder have been made available for inspection by Markin, his attorney and/or advisor(s);

(i) the Company is entitled to rely on the representations and warranties and the statements and answers of Markin contained in this Agreement;

(j) Markin will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of Markin contained herein or in any document furnished by Markin to the Company in connection herewith being untrue in any material respect or any breach or failure by Markin to comply with any covenant or agreement made by Markin to the Company in connection therewith;

(k) none of the Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to Markin that any of the Shares will become listed on any stock exchange or automated dealer quotation system; except that currently the common shares of the Company are quoted for trading on the OTC Bulletin Board;

(l) unless registered, offers and sales of any of the Shares prior to the expiration of a period of one year after the date of issuance of such Shares (the "Restricted Period") shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom;

(m) the Company will refuse to register any transfer of the Shares not made pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act; and

(n) Markin has been advised to consult Markin's own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

4. Representations, Warranties and Covenants of Markin

4.1 Markin hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the closing) that:

(a) Markin is not resident in the United States;

(b) Markin has received and carefully read this Agreement;

(c) Markin has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto;

(d) Markin has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of Markin enforceable against Markin;

(e) Markin (I) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Shares for an indefinite period of time, and can afford the complete loss of such investment;

(f) Markin is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment, and Markin has carefully read and considered the matters set forth under the caption "Risk Factors" appearing in the Company's most recent annual report on Form 10-KSB filed with the SEC;

(g) Markin has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares and the Company;

(h) Markin understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, Markin shall promptly notify the Company;

(i) Markin is purchasing the Shares for his own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in such Shares, and Markin has not subdivided its interest in the Shares with any other person;

(j) Markin is not an underwriter of, or dealer in, the common shares of the Company, nor is Markin participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares;

(k) Markin has made an independent examination and investigation of an investment in the Shares and the Company and has depended on the advice of his legal and financial advisors and agrees that the Company will not be responsible in anyway whatsoever for Markin's decision to invest in the Shares and the Company;

(l) Markin is not aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(m) no person has made to Markin any written or oral representations:

(i) that any person will resell or repurchase any of the Shares;

(ii) that any person will refund the purchase price of any of the Shares; or

(iii) as to the future price or value of any of the Shares.

4.2 In this Agreement, the term "U.S. Person" shall have the meaning ascribed thereto in Regulation S and for the purpose of the Agreement includes any person in the United States.

5. Legending of Subject Shares

5.1 Markin hereby acknowledges that that upon the issuance thereof unless registered under the 1933 Act or until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any of the Shares will bear legends in substantially the following forms:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

6. Costs

6.1 Markin acknowledges and agrees that all costs and expenses incurred by Markin (including any fees and disbursements of any special counsel retained by Markin) relating to the acquisition of the Shares shall be borne by Markin.

7. Governing Law

7.1 This Agreement is governed by the laws of the State of Nevada and the federal laws of the United States applicable therein.

8. Survival

8.1 This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares by Markin pursuant hereto.

9. Assignment

9.1 This Agreement is not transferable or assignable.

10. Counterparts and Electronic Means

10.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

11. Severability

11.1 The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

12. Entire Agreement

12.1 Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

SENSOR SYSTEM SOLUTIONS, INC.

Per: /s/ Michael Young___________
Authorized Signatory

/s/ Matthew Markin______________
Matthew Markin